FOR RELEASE Thursday, February 12, 2026

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces 2025 Results; Issues 2026 Outlook

MCLEAN, Va. – February 12, 2026 – Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”), a leading provider of global voice, data, and PNT satellite services, today reported financial results for the fourth quarter and full-year 2025 and issued its full-year 2026 guidance.

Iridium reported fourth-quarter 2025 total revenue of $212.9 million, which consisted of $158.9 million of service revenue and $54.0 million of revenue related to equipment sales and engineering and support projects. Total revenue was in line with last year’s comparable period, in part due to an increase in total service revenue, which largely offset revenue declines in subscriber equipment. Service revenue, which primarily represents recurring revenue from Iridium’s growing subscriber base, was 75% of total revenue for the fourth quarter of 2025.

“We drove strong cash flow in both the fourth quarter and full year and remain focused on growth opportunities in specialized segments that further differentiate our offering from other satellite operators” said Matt Desch, CEO of Iridium. “Revenue growth of 5% in 2025 was driven by ongoing demand for IoT and a deeper integration of Iridium technology into mission-critical applications. Our expanding roster of business partners and new services continue to demonstrate the resiliency of our growth opportunities and underscore Iridium’s unique role in the satellite industry.”

Income from Operations

Net income was $24.9 million, or $0.24 per diluted share, for the fourth quarter of 2025, as compared to net income of $36.3 million, or $0.32 per diluted share, for the fourth quarter of 2024. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter 2025 was $115.3 million, as compared to $117.1 million for the prior-year period, representing a year-over-year decrease of 2%.

Subscribers

The Company ended the quarter with 2,537,000 total billable subscribers, which is up from 2,460,000 for the year-ago period and compares to 2,542,000 for the quarter ended September 30, 2025. Total billable subscribers grew 3% year-over-year, driven by growth in commercial IoT.

Full-Year 2025 Iridium Business Highlights
The Company reported total revenue in 2025 of $871.7 million, which was up 5% from the prior year period. Total revenue included $634.0 million of service revenue, $156.6 million of engineering and support services revenue and $81.1 million of equipment sales revenue.

For full year 2025, Iridium reported net income of $114.4 million, compared to $112.8 million in 2024. Net income per diluted share increased 13% to $1.06, as compared to net income per diluted share of $0.94 in 2024, primarily as a result of a lower share count. Year-over-year net income was also impacted by the $19.8 million one-time gain on the acquisition of Satelles, Inc. in 2024.

OEBITDA for 2025 was $495.3 million, a 5% increase from $470.6 million in the prior year. Capital expenditures were $100.3 million in 2025, including $4.6 million in capitalized interest.

Fourth-Quarter Iridium Business Highlights
Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 62% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. Iridium’s products and services are critical to these customers’ daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $131.2 million, up 3% from last year’s comparable period due to increases in IoT data and voice and data service revenue.
•Commercial voice and data: Revenue was $59.6 million, up 4% from the year-ago period. Subscribers fell 3% from the year-ago period to 402,000. Average revenue per user (“ARPU”) increased to $49 during the fourth quarter, compared to $45 in last year’s comparable period, driven primarily by price actions in the third quarter of 2025.
•Commercial IoT data: Revenue was $46.1 million, up 11% from the year-ago period. Subscribers grew 6% from the year-ago period to 1,998,000. ARPU was $7.70 in the fourth quarter, compared to $7.29 in last year’s comparable period.
•Commercial broadband: Revenue was $12.2 million, down 9% from $13.4 million in the year-ago period, as subscribers declined 3% from the year-ago period to 16,100. ARPU was $250 during the fourth quarter, compared to $268 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use in lower-priced companion plans.
•Hosted payload and other data service: Revenue was $13.4 million, down 13% from $15.4 million in the year-ago period. The year-over-year change primarily reflects a delay in expected revenue from an existing customer, as previewed in the third quarter.

•Iridium’s commercial business ended the quarter with 2,416,000 billable subscribers, which is up from 2,319,000 for the prior-year quarter and compares to 2,418,000 for the quarter ended September 30, 2025. IoT data subscribers represented 83% of billable commercial subscribers at the end of the quarter, an increase from 81% at the end of the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition. Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services for an unlimited number of Department of War (formerly Department of Defense) and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force, the revenue of which is included in engineering and support services revenue. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue grew 3% to $27.6 million in the fourth quarter, reflecting a contractual rate increase in the EMSS Contract over the prior year.
•Iridium’s U.S. government business ended the quarter with 121,000 subscribers, which compares to 141,000 for the prior-year quarter and 124,000 for the quarter ended September 30, 2025. Government voice and data subscribers declined 31% as of December 31, 2025 to 43,000, which compares to 62,000 for the year-ago period. Government IoT data subscribers decreased 1% year-over-year and represented 64% of government subscribers at year-end.

Equipment
•Equipment revenue was $17.0 million in the fourth quarter, compared to $21.6 million in the prior-year quarter.
•Equipment revenue totaled $81.1 million in 2025, compared to $91.4 million in 2024. In 2026, the Company expects equipment sales to be in line with 2025.

Engineering and Support
•Engineering and support revenue was $37.1 million during the fourth quarter, compared to $37.4 million in the prior-year quarter.
•Engineering and support revenue totaled $156.6 million in 2025, compared to $124.4 million in 2024. In 2026, the Company expects engineering and support revenue to increase from 2025.

Capital Allocation
Capital expenditures were $33.5 million in the fourth quarter, including $1.4 million in capitalized interest. The Company ended the fourth quarter with gross debt under the Company’s term loan of $1.8 billion and a cash and cash equivalents balance of $96.5 million, for a net debt balance of $1.7 billion. Iridium repaid all borrowings under its Revolving Facility in the fourth quarter and had no outstanding borrowings under the Revolving Facility as of December 31, 2025. The Company ended the year with net leverage of 3.4 times based upon 2025 OEBITDA.

Iridium paid its fourth quarter dividend of $0.15 per common share on December 31, 2025. Total dividends paid to stockholders during 2025 totaled $62.9 million.

During the year, Iridium repurchased approximately 6.8 million shares of common stock at a total purchase price of approximately $185.0 million. The Company did not repurchase any shares of common stock during the fourth quarter. As of December 31, 2025, $245.3 million remained available and authorized for repurchase under its share repurchase program through 2027.

2026 and Longer-Term Outlook
The Company issued its full-year 2026 outlook and reaffirmed its long-term guidance on cash taxes and net leverage:
•Total service revenue growth projected to be flat to 2% for full-year 2026. Total service revenue for 2025 was $634.0 million.
•OEBITDA for 2025 was $495.3 million. In 2026, the Company determined to pay incentive compensation entirely in cash, rather than a mix of equity and cash as has been the Company’s prior practice. This change is projected to have a $17 million impact to OEBITDA, resulting in expected full-year 2026 OEBITDA of $480 million to $490 million. Without this change, OEBITDA would have been projected to be in a range of $497 million to $507 million.
•Cash taxes of less than $10 million per year through 2027. The Company’s longer-term cash tax rate is expected to move closer to the statutory rate in 2029.
•Net leverage at or below 3.0 times OEBITDA by the end of 2026 and falling below 2.0 times OEBITDA by the end of the decade. Net leverage was 3.4 times OEBITDA at December 31, 2025.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company reports Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss) on equity method investments, transaction related expenses, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Management believes such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. The Company does not provide a forward-looking reconciliation of expected full year 2026 Operational EBITDA guidance as the amount and significance of certain items such as share-based compensation, transaction related expenses and gain/loss on equity method investments, that are required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP net income	$24,865	$36,341	$114,372	$112,776
Interest expense, net	21,083	22,428	88,252	91,134
Income tax (benefit) expense	7,989	(6,242)	27,618	12,259
Depreciation and amortization	52,728	51,447	210,207	203,127
Share-based compensation	7,587	12,431	51,579	63,457
Transaction related expenses(1)	479	289	479	3,074
(Gain) loss on equity method investments	581	413	2,823	(15,251)
Operational EBITDA	$115,312	$117,107	$495,330	$470,576
(1)     Represents direct costs incurred in connection with the evaluation, negotiation, consummation, financing and integration of strategic transactions, including acquisitions, divestitures and investments, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 12, 2026. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium Communications Inc. (Nasdaq: IRDM) operates the world’s only truly global mobile satellite network, delivering reliable voice, data, and positioning, navigation and timing (PNT) services anywhere on Earth. Iridium supports safety- and mission-critical operations for diverse markets such as aviation, maritime, government, emergency services, critical infrastructure, autonomous systems, and remote monitoring applications, where connectivity is essential.

Headquartered in McLean, Virginia, Iridium provides its products and services through an ecosystem of 500-plus partner companies around the world. For more information, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s strategy, and growth opportunities in specialized segments that leverage Iridium’s unique network capabilities; customer acceptance of our products and services; expectations regarding industry and competition; expectations with respect to total service revenue, subscribers, OEBITDA, cash taxes and net leverage for 2026; cash taxes and net leverage over the long term; anticipated equipment sales and engineering and support service revenue for 2026; the payment of dividends; expected revenue from the EMSS Contract with the U.S. government; and expectations regarding Iridium’s expanding roster of business partners and new services. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation; the development of and market for Iridium’s products and services; increased competition; changes in trade policy, including tariff rates, as well as general industry and economic conditions; and legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on February 12, 2026, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,
	2025	2024
Revenue
Service revenue
Commercial	$131,228	$127,265
Government	27,625	26,750
Total service revenue	158,853	154,015
Subscriber equipment	17,026	21,597
Engineering and support service	37,061	37,379
Total revenue	212,940	212,991
Operating expenses
Cost of services (exclusive of depreciation and amortization)	44,425	48,379
Cost of subscriber equipment sales	13,596	11,832
Research and development	5,118	8,523
Selling, general and administrative	41,824	40,695
Depreciation and amortization	52,728	51,447
Total operating expenses	157,691	160,876
Operating income	55,249	52,115
Other expense, net
Interest expense, net	(21,083)	(22,428)
Other income (expense), net	(731)	825
Total other expense, net	(21,814)	(21,603)
Income before income taxes	33,435	30,512
Income tax benefit (expense)	(7,989)	6,242
Loss on equity method investments	(581)	(413)
Net income	$24,865	$36,341
Operational EBITDA	$115,312	$117,107

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2025	2024
Revenue
Service revenue
Commercial	$525,923	$508,618
Government	108,035	106,296
Total service revenue	633,958	614,914
Subscriber equipment	81,109	91,416
Engineering and support service	156,592	124,352
Total revenue	871,659	830,682
Operating expenses
Cost of services (exclusive of depreciation and amortization)	197,577	178,140
Cost of subscriber equipment sales	50,426	52,427
Research and development	19,758	28,422
Selling, general and administrative	157,711	168,182
Depreciation and amortization	210,207	203,127
Total operating expenses	635,679	630,298
Operating income	235,980	200,384
Other expense, net
Interest expense, net	(88,252)	(91,134)
Other income (expense), net	(2,915)	534
Total other expense, net	(91,167)	(90,600)
Income before income taxes	144,813	109,784
Income tax expense	(27,618)	(12,259)
Gain (loss) on equity method investments	(2,823)	15,251
Net income	$114,372	$112,776
Operational EBITDA	$495,330	$470,576

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$59,555	$57,072	4%	$232,237	$226,197	3%
IoT data(2)	46,077	41,407	11%	181,380	166,166	9%
Broadband(3)	12,150	13,376	(9)%	50,720	56,095	(10)%
Hosted payload and other data service(4)	13,446	15,410	(13)%	61,586	60,160	2%
Total commercial service revenue	131,228	127,265	3%	525,923	508,618	3%
Government service revenue(5)	27,625	26,750	3%	108,035	106,296	2%
Total service revenue	158,853	154,015	3%	633,958	614,914	3%
Subscriber equipment	17,026	21,597	(21)%	81,109	91,416	(11)%
Engineering and support(6)
Commercial	1,704	2,903	(41)%	7,597	7,307	4%
Government	35,358	34,476	3%	148,995	117,045	27%
Total engineering and support	37,062	37,379	(1)%	156,592	124,352	26%
Total revenue	$212,941	$212,991	—%	$871,659	$830,682	5%
Operational EBITDA
Operational EBITDA	$115,312	$117,107	(2)%	$495,330	$470,576	5%
Other
Capital expenditures(7)	$33,489	$24,268		$100,280	$69,890
Net debt(8)	$1,678,220	$1,714,219
Cash and cash equivalents	$96,501	$93,526
Term Loan	$1,774,721	$1,807,745
Deferred financing costs	(14,194)	(16,860)
Term Loan, net	$1,760,527	$1,790,885
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon LLC and L3Harris Technologies, Inc. Other services primarily include Iridium’s PNT services.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes engineering services for the Space Development Agency contract and to assist commercial customers in developing new technologies for use on Iridium’s satellite system, as well as maintenance services to the U.S. government’s dedicated gateway.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the gross Term Loan amounts less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of December 31,
	2025	2024	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	402	415	(3)%
IoT data	1,998	1,887	6%
Broadband (3)	16.1	16.6	(3)%
Total commercial voice and data, IoT data and Broadband service	2,416	2,319	4%
Government
Voice and data and IoT data service
Voice and data	43	62	(31)%
IoT data	78	79	(1)%
Total government voice and data and IoT data service	121	141	(14)%
Total billable subscribers	2,537	2,460	3%

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024		2025	2024
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(9)	(7)		(13)	7
IoT data	7	(15)		111	178
Broadband	(0.2)	(0.1)		(0.5)	(0.1)
Total commercial voice and data, IoT data and Broadband service	(2)	(22)		97	185
Government
Voice and data and IoT data service
Voice and data	(2)	(1)		(19)	—
IoT data	(1)	1		(1)	(4)
Total government voice and data and IoT data service	(3)	—		(20)	(4)
Total net billable subscriber additions	(5)	(22)		77	181

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
ARPU (2) (4)
Commercial
Voice and data	$49	$45	9%	$47	$46	2%
IoT data	$7.70	$7.29	6%	$7.78	$7.70	1%
Broadband	$250	$268	(7)%	$259	$282	(8)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and average monthly revenue per unit (“ARPU”) data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort and Iridium Certus.
(4)    ARPU is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.